Exhibit 5.1
[Goodwin Procter llp Letterhead]
January 15, 2010
Terreno Realty Corporation
16 Maiden Lane, Fifth Floor
San Francisco, California 94108
Re: Securities Being Registered under Registration Statement on Form S-11
Ladies and Gentlemen:
This opinion is furnished in our capacity as counsel to Terreno Realty Corporation, a Maryland corporation (the “Company”), in connection with the Company’s registration statement on Form S-11 (Registration No. 333-163016) (as amended or supplemented, the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), to register the sale of up to 17,250,000 shares of common stock, par value $.01 per share, of the Company (the “Shares”), including 2,250,000 Shares which the underwriters have the option to purchase solely for the purpose of covering over-allotments.
We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.
The opinion expressed below is limited to the Maryland General Corporation Law.
Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.
We hereby consent to being named as counsel to the Company in the Registration Statement, to the reference therein to our firm under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,
/s/ Goodwin Procter llp
GOODWIN PROCTER llp